EXHIBIT 37

                     UNITED STATES DISTRICT COURT
                       NORTHERN DISTRICT OF OHIO
                           EASTERN DIVISION

GOTHAM PARTNERS, L.P., et al.,        )    CASE NO. 1:98CV0272
                                      )
                  Plaintiffs,         )    JUDGE NUGENT
                                      )
      v.                              )    PLAINTIFFS' REPLY BRIEF IN SUPPORT
                                      )    OF THEIR MOTION FOR REASSIGNMENT
                                           ----------------------------------
FIRST UNION REAL ESTATE EQUITY AND    )
MORTGAGE INVESTMENTS,                 )
                                      )
                  Defendant.          )


     Plaintiffs ("Gotham") strenuously object to Defendant First Union's false accusation that Gotham's motion to reassign this case to Judge Aldrich had anything to do with their being "dissatisfied" with the assignment of this case to this Court. See First Union's Brief in Opp. at 2. As the docket herein reflects, the Complaint and Motion for Reassignment were filed simultaneously without regard to which Judge would be or was assigned to that case. The sole reason for the motion was the pendency of the earlier-filed action before Judge Aldrich.

     As Judge Aldrich had already considered the pending motions in the earlier filed action and, after reviewing the parties' conflicting views on the timing of a hearing, had set a schedule for briefing and hearing both parties' motions for preliminary injunctions, Gotham believed when the instant action was filed, as we do now, that judicial economy can be achieved by this Court and Judge Aldrich concurring in the reassignment of this case to Judge Aldrich. Local Rule 3.1(b) was drafted to promote judicial economy and preclude judge shopping by transferring cases to judges familiar with the underlying dispute or who were assigned to related cases as a means of easing and rationalizing the administration of the Court's business.

     First Union argues for a highly mechanistic reading of Rule 3.1(b) that would defeat its purpose. Applied practically, its undeniable purpose would be served by assigning this case to the judge who has already gained some familiarity with the underlying dispute. Apparently to bolster its claim that Gotham improperly removed the earlier-filed action, First Union only provided its side of the remand issue; it failed to provide this Court with Gotham's brief and affidavit in opposition to the motion to remand. That brief and affidavit, and the reply brief filed by Gotham, are attached for the Court's convenience as Exhibits A and B.

     Moreover, First Union's false accusation against Gotham is ironic in that it appears First Union is the party that has been court shopping. As alleged in Gotham's Complaint herein at P.P. 34-44, First Union's state law claims were filed prematurely on January 16, 1998, in state court. The reason is now clear. At the time of the state court filing, First Union had related federal securities law claims, for which there was exclusive federal jurisdiction, which it first asserted yesterday in the instant action. See First Union's Answer and Counterclaim P.P. 18-51 and Counts III-V. Thus, First Union intentionally delayed making those claims, so that it could attempt to fix a state court forum and avoid adjudication of all of both parties' claims, federal and state, in this Court.

     Accordingly, Gotham respectfully requests that this Court and Judge Aldrich concur in the reassignment of the instant action to Judge Aldrich and issue an order so indicating.

                                    Respectfully submitted,


OF COUNSEL:
                                    /s/ Michael J. Garvin
                                    -----------------------------------
HAHN LOESER & PARKS LLP             David C. Weiner (0013351)
                                    Michael J. Garvin (0025394)

                                    3300 BP America Building
                                    200 Public Square
                                    Cleveland, Ohio 44114-2301
                                    (216) 621-0150

                                                -and-


OF COUNSEL:
                                    /s/ Alexander R. Sussman
                                    -----------------------------------
                                    Alexander R. Sussman(FN1)
FRIED, FRANK, HARRIS, SHRIVER
  & JACOBSON                        25th Floor
                                    One New York Plaza
                                    New York, New York 10004-1980
                                    (212) 859-8000

                                    Attorneys for Plaintiffs

--------
[FN]
1     Application to appear pro hac vice pending.



                        CERTIFICATE OF SERVICE
                        ----------------------

     I hereby certify that a copy of the foregoing was served by messenger upon Frances Floriano Goins, Squire, Sanders & Dempsey
L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, attorneys for defendant, this 6th day of February, 1998.



                                    /s/ Michael J. Garvin
                                    -----------------------------------
                                    One of the Attorneys for Plaintiffs